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                                   EXHIBIT 5.1
                                   -----------

                            PILLSBURY MADISON & SUTRO
                                  50 Freemont Street
                          San Francisco, CA 94105-2228

                               September 28, 2000

The Immune Response Corporation
5935 Darwin Court
Carlsbad, California  92008

         Re: Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel for The Immune Response Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,317,609 shares of Common Stock, par value $.0025 per share (the "Common Stock"), of the Company. In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to such shares of Common Stock. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

         In connection with the foregoing, we have examined the Amended and Restated Certificate of Incorporation, the Bylaws of the Company, certificates of officers of the Company and public officials, and such other documentation as we have deemed necessary or advisable in order to render the opinions expressed herein.

         Based upon the foregoing, we are of the opinion that the 1,317,609 shares of Common Stock (the "Shares") have been duly authorized and legally issued and the Shares are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                 Very truly yours,


                                 /s/ PILLSBURY MADISON & SUTRO